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                               PURCHASE AGREEMENT


     Northern Funds (the "Trust"), a Delaware business trust, and Brian R. Curran hereby agree as follows:

     1. The Trust hereby offers Brian R. Curran, and Brian R. Curran hereby purchases, five share of the Trust's Large Cap Value Fund (the "Shares") at $10.00 per Share. The Trust hereby acknowledges receipt from Brian R. Curran of funds in full payment for the foregoing Shares.

     2. Brian R. Curran represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of August 2, 2000.


                                                     NORTHERN FUNDS


                                                     By:/s/ Archibald E. King
                                                        ---------------------
                                                        Archibald E. King


                                                     BRIAN R. CURRAN


                                                     /s/ Brian R. Curran
                                                     -------------------